Exhibit 99.1

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In 000s)	2015	2014	2015	2014
Net product sales	$64,197	$36,014	$123,581	$62,987
Cost of product sales	13,997	4,158	25,835	6,822
Operating expenses:
Selling, general and administrative	42,672	32,330	89,600	64,109
Research and development	12,471	8,942	22,269	16,846

Total operating expenses	55,143	41,272	111,869	80,955

Loss from operations	(4,943)	(9,416)	(14,123)	(24,790)
Interest expense, net	(7,069)	(70)	(14,000)	(141)
Other income (expense), net	1,116	(31)	1,601	(138)

Loss before provision for income taxes	(10,896)	(9,517)	(26,522)	(25,069)
Provision for income taxes	(254)	(105)	(453)	(329)

Net loss	$(11,150)	$(9,622)	$(26,975)	$(25,398)

Net loss per common share - basic and diluted	$(0.39)	$(0.33)	$(0.94)	$(0.86)

Weighted-average shares outstanding - basic and diluted	28,582	29,494	28,556	29,453

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets Information

(unaudited)

(In 000s)	June 30, 2015	December 31, 2014
Cash, cash equivalents and marketable securities	$82,562	$375,937
Accounts receivable	23,967	17,125
Inventories	58,641	9,510
Prepaid expenses and other current assets	9,965	4,852
Property and equipment, net	4,550	4,711
Intangible assets and goodwill, net	263,713	—
Other assets	6,254	5,322

Total assets	$449,652	$417,457

Accounts payable and accrued liabilities	$47,947	$36,361
Long-term debt	249,078	218,863
Other noncurrent liabilities	2,873	1,937

Total liabilities	299,898	257,161
Total stockholders’ equity	149,754	160,296

Total liabilities and stockholders’ equity	$449,652	$417,457

Aegerion Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In 000s)	2015	2014	2015	2014
Net loss reconciliation:
GAAP net loss	$(11,150)	$(9,622)	$(26,975)	$(25,398)
Stock based compensation	7,209	7,966	14,368	16,489
Amortization of debt discount & deferred financing fees	4,971	5	9,659	10
Amortization of acquired intangible assets	4,952	—	10,187	—
Inventory fair value step-up in cost of product sales	176	—	496	—

Non-GAAP net income/(loss)	$6,158	$(1,651)	$7,735	$(8,899)

GAAP net loss per common share - basic and diluted	$(0.39)	$(0.33)	$(0.94)	$(0.86)

Non-GAAP net income/(loss) per common share - basic	$0.22	$(0.06)	$0.27	$(0.30)

	28,582	29,494	28,556	29,453

Cost of product sales reconciliation:
GAAP cost of product sales	$13,997	$4,158	$25,835	$6,822
Amortization of acquired intangible assets	(4,952)	—	(10,187)	—
Inventory fair value step-up in cost of product sales	(176)	—	(496)	—

Non-GAAP cost of product sales	$8,869	$4,158	$15,152	$6,822

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$42,672	$32,330	$89,600	$64,109
Stock based compensation	(6,139)	(6,672)	(12,308)	(13,931)

Non-GAAP selling, general and administrative	$36,533	$25,658	$77,292	$50,178

Research and development reconciliation:
GAAP research and development	$12,471	$8,942	$22,269	$16,846
Stock based compensation	(1,070)	(1,294)	(2,060)	(2,558)

Non-GAAP research and development	$11,401	$7,648	$20,209	$14,288